Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Datavault AI Inc. of our report dated March 18, 2026 relating to the consolidated financial statements, which appears in Datavault AI Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BPM LLP

Irvine, California

April 17, 2026